Exhibit 10.4

H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
RESTRICTED SHARE UNITS
GRANT AGREEMENT

This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (”H&R Block”), and [Participant Name] (“Participant”).

WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);

WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;

WHEREAS, the Participant has been selected by the Board of Directors, the Compensation Committee, or the Chief Executive Officer of H&R Block as a key employee of one of the subsidiaries of H&R Block and is eligible to receive Awards under the Plan.

NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1.           Definitions.  Whenever a term is used in this Grant Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

1.1           Amount of Gain Realized.  The Amount of Gain Realized shall be equal to the number of shares of Common Stock in which the Participant becomes vested pursuant to this Grant Agreement multiplied by the Fair Market Value of one share of Common Stock on the Vesting Date (as defined in Section 2.3).

1.2           Change of Control.  Change of Control means the occurrence of one or more of the following events:

(a)           Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block.  If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change of Control.  An increase in the percentage of stock owned by any one person, or persons acting as a

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.2(a).

(b)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(c)           A majority of members of H&R Block Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, there is no Change of Control event under this Section 1.2(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to:  (i) a shareholder of H&R Block (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.

1.3           Code.  Code means the Internal Revenue Code of 1986, as amended.

1.4           Committee.  Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.

1.5           Common Stock.  Common Stock means the common stock of H&R Block, Inc.

1.6           Company.  Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.7           Closing Price.  Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question.  In the event the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.8           Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.

1.9           Last Day of Employment.  Last Day of Employment means the date of a Participant’s Termination of Employment.

1.10           Qualifying Termination.  Qualifying Termination shall mean Participant’s termination of employment which meets the definition of a “Qualifying Termination” under a written severance plan maintained by the Company that is applicable to Participant.   In the event that no written severance plan is applicable to Participant, the definition of “Qualifying Termination” contained in any severance plan maintained by the Company that is applicable to employees at the same level as Participant will govern.

1.11           Restricted Share Units.  Restricted Share Units (“Units”) means Restricted Share Units granted to a Participant under the Plan subject to such terms and conditions as the Committee may determine at the time of issuance.

1.12           Retirement.  Retirement or retire or similar terms means the Participant’s voluntary termination of employment with the Company at or after the date the Participant has reached age 60.

1.13           Termination of Employment.  Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code §409A.  A Participant who is an employee will generally have a Termination of Employment if the Participant voluntarily or involuntarily terminates employment with the Company.  A termination of employment occurs if the facts and circumstances indicate that the Participant and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, director or other independent contractor) for the Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if the Participant has been providing services for less than 36 months).  For purposes of this Section 1.13, "Company" includes any entity that would be aggregated with the Company under Treasury Regulation 1.409A-1(h)(3).

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

2.           Restricted Share Units.

2.1           Issuance of Units.  As of [Grant Date] (the “Grant Date”), H&R Block hereby awards [Number of Units Granted] Restricted Share Units (the “Units”) as evidenced by this Grant Agreement.

2.2           Requirement of Employment.  In order to become vested on each Vesting Date, Participant must remain continuously employed with the Company through the applicable Vesting Date (as set forth in Section 2.3).  Absent an agreement to the contrary, if Participant’s employment with the Company should terminate prior to the Vesting Date for any reason other than those set forth in Section 2.4, all Units then held by the Participant, if any, shall be forfeited by the Participant and the Participant shall have no right to receive Common Stock in respect thereof.

2.3           Vesting and Delivery of Common Stock.  Subject to Section 2.2, Units granted pursuant to this Grant Agreement shall vest on the dates noted below (“Vesting Dates”).  Any Common Stock to be delivered to the Participant by H&R Block will be delivered in accordance with the following schedule:

Vesting Date	Percent of Units Subject to Vesting on Such Vesting Date
First Anniversary of the Grant Date	33 1/3%
Second Anniversary of the Grant Date	33 1/3%
Third Anniversary of the Grant Date	33 1/3%

Upon the Vesting Date, shares of Common Stock equal to the number of Units that become vested shall be transferred within 60 days directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered to the Participant in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion.  The Participant agrees to complete any documentation with the Company or the Financial Institution that is necessary to affect the transfer of shares of Common Stock to the Financial Institution before the delivery of such shares will occur.

2.4           Acceleration of Vesting.  Notwithstanding Section 2.3, Units held by the Participant vest on the occurrence of any of the following events; provided that receipt of the benefits set forth in this Section 2.4 may be conditioned on the Participant executing and not revoking a release and separation agreement (and the deadline for executing and not revoking such agreement shall not delay the payment date of the shares to be issued pursuant to vesting of the Awards):

(a)           Change of Control. In the event the Participant incurs a Qualifying Termination in the 24 months immediately following a Change of Control, as defined in Section 1.2, 100% of all outstanding Units granted under this Grant Agreement shall immediately vest.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

(b)           Qualifying Termination.  If a Participant experiences a Qualifying Termination not otherwise covered under Section 2.4(a), all or a portion of the then outstanding Units granted under this Grant Agreement shall vest if and to the extent specified in any applicable severance plan.

(c)           Retirement.  If a Participant retires from employment with the Company at least one year after the anniversary of the Grant Date, 100% of all outstanding Units granted under this Grant Agreement shall immediately vest.

Upon the accelerated vesting pursuant to this Section 2.4, shares of Common Stock equal to the number of Units that become vested shall be transferred within 60 days directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered to the Participant in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion.  The Participant agrees to complete any documentation with the Company or the Financial Institution that is necessary to affect the transfer of shares of Common Stock to the Financial Institution before the delivery of such shares will occur.  Notwithstanding the foregoing, delivery of shares of Common Stock will be delayed to the extent provided under Section 5.14 (Compliance with Section 409A).

2.5           No Shareholder Privileges. Neither the Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of H&R Block with respect to any of the Common Stock issuable upon the vesting of the Units, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant as a result of such vesting.

3.           Covenants.

3.1           Consideration for Award under the Plan.  Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for the Award made under this Grant Agreement.  Participant hereby agrees to abide by the covenants set forth in Sections 3.2, 3.3, and 3.4.

3.2           Covenant Against Competition.  During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees he or she will not, directly or indirectly, establish or engage in any business or organization, or own or control any interest in, be employed by, or act as an officer, director, consultant, advisor, or lender to, any of the following located in those geographic markets where Participant has had direct and substantial involvement in the Company’s operations in such geographic markets:  (a) any entity that engages in any business competitive with the business activities of the Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (b) any financial institution or business where any of Participant’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (c) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers.  Without limiting clause (c), any financial institution or business whose profits or

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

revenues from the provision of services or products to the Prohibited Companies exceeds 25% of total profits or revenues, as the case may be, shall be deemed to be covered by clause (c).  For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 3.2 shall be limited to one (1) year following the Participant’s Last Day of Employment.  The restrictions in this Section 3.2 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota.

3.3           Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for one (1) year after his or her Last Day of Employment, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of any subsidiary of the Company to leave the employment of any such subsidiary of the Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of any subsidiary of the Company as an employee or otherwise in any company or business with which Participant is or may become associated.  The restrictions in this Section 3.3 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in Wisconsin.

3.4           Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees that he or she will not, directly or indirectly, solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or any subsidiary of the Company for purpose of engaging in any business transaction of the nature performed by the Company or any subsidiary of the Company, or contemplated to be performed by the Company or any subsidiary of the Company, provided that this Section 3.4 will only apply to customers for whom Participant personally provided services while employed by a subsidiary of the Company  or customers about whom or which Participant acquired material information while employed by a subsidiary of the Company.  For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 3.4 shall be limited to one (1) year following the Participant’s Last Day of Employment.  The restrictions in this Section 3.4 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in North Dakota.

3.5           Forfeiture of Rights.  Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan.  All unvested Units shall terminate and be incapable of vesting.

3.6           Remedies.  Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether prior to, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by the Participant on all Common Stock received after a date commencing one year prior to Participant’s Last Day of Employment.  The Participant shall pay Company within three (3) business days after the date of any written demand by the Company to the Participant.

3.7           Remedies Payable.  The Participant shall pay the amounts described in Section 3.6 in cash or as otherwise determined by the Company.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

3.8           Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company to recover any losses resulting from the applicable conduct of the Participant and shall be in addition to any other remedies the Company may have, at law or in equity, resulting from such conduct.

3.9           Survival.  Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Grant Agreement for any reason.

4.           Non-Transferability of Awards.  Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.

5.           Miscellaneous.

5.1           No Employment Contract.  This Grant Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any terms of employment between the Participant and the Company.

5.2           Clawback.  If a significant restatement of the Company’s financial results were to occur, and if as a result of that there has been an overage with respect to issuance of an Award, vesting thereof, or the Amount of Gain Realized with respect thereto, the Participant may be required to reimburse the Company for an amount related to such Award.  The Committee has sole discretion to make all determinations that may be made pursuant to this section, including the amount of reimbursement.

5.3           Adjustment of Units.  If there shall be any change in the capital structure of H&R Block, including but not limited to a change in the number or kind of the outstanding shares of Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of H&R Block may make such equitable adjustments with respect to the Units, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the rights hereunder or of the shares subject to this Grant Agreement.

5.4           Merger, Consolidation, Reorganization, Liquidation, etc.  If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

5.5           Interpretation and Regulations.  The Board of Directors of H&R Block shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board of Directors may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Grant Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of Retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Grant Agreement, what constitutes continuous employment with respect to vesting and the delivery of Common Stock under this Grant Agreement (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment for any purpose under the Plan).

5.6           Reservation of Rights.  If at any time the Company determines that qualification or registration of the Units or any shares of Common Stock subject to the Units under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Company deems unacceptable.

5.7           Reasonableness of Restrictions, Severability and Court Modification.  Participant and the Company agree that, the restrictions contained in this Grant Agreement are reasonable, but, should any provision of this Grant Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Grant Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and, as so amended will be enforced.

5.8           Withholding of Taxes.  To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld.  At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.  In the event the Participant has not made arrangements, the Company shall instruct the Participant’s employer to withhold such amount from the Participant’s next payment(s) of wages.  The Participant authorizes the Company to so instruct the Participant’s employer and authorizes the Participant’s employer to make such withholdings from payment(s) of wages.

5.9           Waiver.  The failure of the Company to enforce at any time any terms, covenants or conditions of this Grant Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Grant Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

5.10           Plan Control.  The terms of this Grant Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Grant Agreement and the provisions of the Plan, the terms of the Plan shall control.

5.11           Notices.  Any notice to be given to the Company or election to be made under the terms of this Grant Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.

5.12           Choice of Law.  This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

5.13           Choice of Forum and Jurisdiction.  Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri.  Participant agrees and submits to personal jurisdiction in either court.  Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.

5.14           Compliance with Section 409A.  Notwithstanding any provision in this Grant Agreement or the Plan to the contrary, this Grant Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to this Grant Agreement results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), H&R Block shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.  If any deferred compensation payment is payable due to separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.  To the extent any payments under this Grant Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder.  A Participant or beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or beneficiary in connection with any payments to such Participant or beneficiary pursuant to this Grant Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and neither H&R Block nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant or beneficiary harmless from any and all of such taxes and penalties.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)

5.15           Attorneys Fees.  Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Grant Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.

5.16           Relationship of the Parties.  Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant.  Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.

5.17           Headings.  The section headings herein are for convenience only and shall not be considered in construing this Grant Agreement.

5.18           Amendment.  No amendment, supplement, or waiver to this Grant Agreement is valid or binding unless in writing and signed by both parties.

5.19           Execution of Agreement.  This Grant Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder unless and until it has been (a) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be an electronic, facsimile or stamped signature, and (b) returned to the Company.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

     The parties hereto have executed this Grant Agreement.

Participant Name:                                           [Participant Name]

Date Signed:                                           [Acceptance Date]

H&R BLOCK, INC.
By:

William C. Cobb
President and Chief Executive Officer

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Restricted Share Units (2012)